Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-160953

FedEx Corporation

Final Term Sheet for 2.625% Notes Due 2022 and 3.875% Notes Due 2042

Dated July 24, 2012

Issuer:	FedEx Corporation
Guarantors:	Federal Express Corporation, FedEx Ground Package System, Inc., FedEx Freight Corporation, FedEx Freight, Inc., FedEx Corporate Services, Inc., FedEx TechConnect, Inc., FedEx Office and Print Services, Inc., Federal Express Europe, Inc., Federal Express Holdings S.A. and Federal Express International, Inc.

2.625% Notes Due 2022
Size:	$500,000,000
Maturity:	August 1, 2022
Coupon (Interest Rate):	2.625%
Price to Public:	99.746% of principal amount
Yield to Maturity:	2.654%
Benchmark Treasury:	UST 1.75% due May 15, 2022
Benchmark Treasury Price and Yield:	103-05; 1.404%
Spread to Benchmark Treasury:	1.25% (Plus 125 basis points)
Interest Payment Dates:	February 1 and August 1, beginning February 1, 2013
Make-Whole Redemption:	T+20 basis points
CUSIP:	31428XAS5

3.875% Notes Due 2042
Size:	$500,000,000
Maturity:	August 1, 2042
Coupon (Interest Rate):	3.875%
Price to Public:	98.480% of principal amount
Yield to Maturity:	3.962%
Benchmark Treasury:	UST 3.125% due February 15, 2042
Benchmark Treasury Price and Yield:	113-27+; 2.462%
Spread to Benchmark Treasury:	1.50% (Plus 150 basis points)
Interest Payment Dates:	February 1 and August 1, beginning February 1, 2013
Make-Whole Redemption:	T+25 basis points
CUSIP:	31428XAT3

Matters Applicable to 2.625% Notes Due 2022 and 3.875% Notes Due 2042

Settlement:	July 27, 2012 (T+3)
Format:	SEC Registered (No. 333-160953)
Listing:	None
Ratings (Moody’s/S&P):	Baa1/BBB
Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Mizuho Securities USA Inc.

Co-Managers:

BNP Paribas Securities Corp.

Deutsche Bank Securities Inc.

Morgan Keegan & Company, Inc.

Morgan Stanley & Co. LLC

Samuel A. Ramirez & Company, Inc.

Scotia Capital (USA) Inc.

SunTrust Robinson Humphrey, Inc.

The Williams Capital Group, L.P.

Wells Fargo Securities, LLC

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This final term sheet supplements, and should be read in conjunction with, FedEx Corporation’s preliminary prospectus supplement dated July 24, 2012 and accompanying prospectus dated July 31, 2009 and the documents incorporated by reference therein.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at 1-866-471-2526 or J.P. Morgan Securities LLC collect at 212-834-4533.